EXHIBIT 99.1

Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan.

TIMM MEDICAL TECHNOLOGIES, INC.
2001 LONG TERM INCENTIVE AND STOCK OPTION PLAN

     1. Purpose of the Plan.

     This Plan shall be known as the “Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan” and is hereinafter referred to as the “Plan.” The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of Timm Medical Technologies, Inc., a Delaware corporation (the “Company”), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options and other long term incentives as provided herein. Options granted under the Plan may be either incentive stock options (“Incentive Stock Options”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options which do not qualify as Incentive Stock Options. An award granted under the Plan shall be a stock appreciation right (“SAR”) or a restricted or stock performance award, as described herein.

     2. Stock Subject to the Plan.

     Subject to the provisions of section 16, the shares of stock to be subject to options or other awards under the Plan shall be shares of the Company’s authorized common stock. Such shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to the adjustment as provided in section 16, the maximum number of shares on which options may be exercised under this Plan shall be 6,200,000 shares. If an option or award under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options or awards thereafter granted during the term of the Plan.

     3. Administration of Plan.

          (a)  The Plan shall be administered by the Board of Directors of the Company or a committee of three or more directors of the Company. The members of such committee shall be appointed by and serve at the pleasure of the Board of Directors. The group administering the Plan shall be referred to herein as the “Committee.”

          (b)  The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, (i) to determine the purchase price of the common shares covered by each option, (ii) to determine the employees to whom and the time or times at which such options or awards shall be granted and the number of shares to be subject to each option or award, (iii) to determine the form of payment to be made upon the exercise of an SAR or in connection with performance awards, either cash, common shares of the Company or a combination thereof, (iv) to determine the terms of exercise of each option, (v) to accelerate the time at which all or any part of an option may be exercised, (vi) to amend or modify the terms of any option or award with the consent of the optionee or recipient, (vii) to interpret the Plan, (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, (ix) to determine the terms and provisions of each option agreement under this Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (x) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under section 17 to amend or terminate the Plan. The Committee’s determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

          (c)  The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination that is set forth in a written document and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The granting of an option or award pursuant to the Plan shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company and the employee to whom such right is granted. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

     4. Eligibility.

     Incentive Stock Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called “subsidiaries”). Members of the Board of Directors of the Company, consultants or independent contractors providing valuable services to the Company or one of its subsidiaries who are not also employees thereof shall be eligible to receive options or awards which do not qualify as Incentive Stock Options. SARs or other awards under the Plan may also be granted to employees of the Company and its subsidiaries. In determining the persons to whom options or awards shall be granted and the number of shares subject to each option or award, the Committee may take into account the nature of services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option or award under the Plan may be granted additional options or awards under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in section 422 of the Code of his employer corporation and its parent and subsidiary corporations described in section 424(e) or 424(f) of the Code) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options.

     5. Price.

     The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of shares of the Company’s common stock at the date of granting of such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options and, if applicable, the price for all awards shall also be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Company’s common stock shall be as reasonably determined by the Committee. If on the date of grant of any option granted under the Plan, the common stock of the Company is not publicly traded, the Committee shall make a good faith attempt to satisfy the option price requirement of this section 5 and in connection therewith shall take such action as it deems necessary or advisable.

     6. Term.

     Each option and award and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option or award agreement. The Committee shall be under no duty to provide terms of like duration for options or awards granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of granting of such option, and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.

     7. Exercise of Option.

          (a)  The Committee shall have full and complete authority to determine whether the option or award will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine and specify in the option or award agreement.

          (b)  The exercise of any option granted hereunder shall only be effective at such time that the sale of common stock pursuant to such exercise will not violate any state or federal securities or other laws.

          (c)  An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company either in cash (including check, bank draft or money order), or, at the discretion of the Committee, (i) by delivering certificates for shares of the Company’s common stock already owned by the optionee having a fair market value equal to the full purchase price of the shares, or (ii) a combination of cash and such shares, or (iii) by delivering the optionee’s full recourse promissory note, which shall provide for interest at a rate not less than the minimum rate required to avoid imputation of income, original issue discount or a below-market-rate loan pursuant to sections 483, 1274 or 7872 of the Code or any successor provisions thereto; provided, however, that an optionee shall not be entitled to tender shares of the Company’s common stock pursuant to successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such shares shall be determined as provided in section 5. Until such person has been issued a certificate or certificates for the shares subject to such exercise, he shall possess no rights as a shareholder with respect to such shares.

     8. Stock Appreciation Rights.

          (a)  Grant. At the time of grant of an option or award under the Plan (or at any other time), the Committee, in its discretion, may grant a stock appreciation right (“SAR”) evidenced by an agreement in such form as the Committee shall from time to time approve. Any such SAR may be subject to restrictions on the exercise thereof as may be set forth in the agreement representing such SAR, which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

          (b)  Exercise. An SAR shall be exercised by the delivery to the Company of a written notice which shall state that the holder thereof elects to exercise his or her SAR as to the number of shares specified in the notice and which shall further state what portion, if any, of the SAR exercise amount (hereinafter defined) the holder thereof requests be paid to in cash and what portion, if any, is to be paid in common shares of the Company. The Committee promptly shall cause to be paid to such holder the SAR exercise amount either in cash, in common shares of the Company, or any combination of cash and shares as the Committee may determine. Such determination may be either in accordance with the request made by the holder of the SAR or in the sole and absolute discretion of the Committee. The SAR exercise amount is the excess of the fair market value of one share of the Company’s common shares on the date of exercise over the per share exercise price in respect of which the SAP. was granted, multiplied by the number of shares as to which the SAR is exercised. For the purposes hereof the fair market value of the Company’s shares shall be determined as provided in section 5.

          (c)  Other Provisions of Plan Applicable. All provisions of the Plan applicable to options granted hereunder shall apply with equal effect to an SAR. No SAR shall be transferable otherwise than by will or the laws of descent and distribution and an SAR may be exercised during the lifetime of the holder thereof, only by such holder.

     9. Restricted Stock Awards.

     Awards of common shares subject to forfeiture and transfer restrictions may be granted by the Committee. Any restricted stock award shall be evidenced by an agreement in such form as the Committee shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan:

(a) Grant of Restricted Stock Awards. Each restricted stock award made under the Plan shall be for such number of common shares as shall be determined by the Committee and set forth in the agreement containing the terms of such restricted stock award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares covered by the restricted stock award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the common shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted stock awards.

(b) Delivery of Common Shares and Restrictions. At the time of a restricted stock award, a certificate representing the number of common shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a shareholder with respect to the common shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the restricted stock agreement with respect to such common shares; (ii) none of the common shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee, all of the common shares shall be forfeited and all rights of the grantee to such common shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such common shares were granted and unless any other restrictive conditions relating to the restricted stock award are met. Any common shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the common shares subject to restricted stock awards shall be subject to the same restrictions, terms and conditions as such restricted common shares.

(c) Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the restricted stock award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the agreement relating to the restricted stock award or in the Plan shall lapse as to the restricted common shares subject thereto, and a stock certificate for the appropriate number of common shares, free of the restrictions and the restricted stock legend, shall be delivered to the grantee or his beneficiary or estate, as the case may be.

     10. Performance Awards.

     The Committee is further authorized to grant performance awards. Subject to the terms of the Plan and any applicable award agreement, a performance award granted under the Plan (i) may be denominated or payable in cash, common shares (including, without limitation, restricted stock), other securities, other awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee, in its discretion, and payable to, or exercisable by, the holder of the performance awards, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee, in its discretion, shall establish. Subject to the terms of the Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, and the amount of any payment or transfer to be made by the grantee and by the Company under any performance award shall be determined by the Committee.

     11. Income Tax Withholding and Tax Bonuses.

            (a)  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of an optionee or grantee under the Plan, are withheld or collected from such optionee or grantee. In order to assist an optionee or grantee in paying all federal and state taxes to be withheld or collected upon exercise of an option or award which does not qualify as an Incentive Stock Option hereunder, the Committee, in its absolute discretion and subject to such additional terms and conditions as it may adopt, shall permit the optionee or grantee to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the shares otherwise to be delivered upon exercise of such option or award with a fair market value, determined in accordance with section 5 herein, equal to such taxes or (ii) delivering to the Company common shares other than the shares issuable upon exercise of such option or award with a fair market value, determined in accordance with section 5, equal to such taxes.

            (b)  The Committee shall have the authority, at the time of grant of an option under the Plan or at any time thereafter, to approve tax bonuses to designated optionees or grantees to be paid upon their exercise of options or awards granted hereunder. The amount of any such payments shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereafter.

     12. Additional Restrictions.

            (a)  The Committee shall have full and complete authority to determine whether all or any part of the shares of common stock of the Company acquired upon exercise of any of the options granted under the Plan or upon the granting of an award shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee’s or award recipient’s rights with respect thereto, but any such restriction shall be contained, in the agreement relating to such options or awards.

            (b)  No optionee or a grantee of awards will have rights under the option or award unless and until an agreement representing such option or award has been executed by the Company, and, if required by the Company, signed by the optionee or grantee.

     13. Change in Control.

            (a)  Unless the applicable stock option agreement provides otherwise, if the Company undergoes a Change of Control, and the agreement governing such Change of Control transaction does not provide for the assumption of the options granted under this Plan or substitution of such options on substantially the same terms, each then outstanding option shall terminate on the effective date of such Change of Control transaction and the option holder shall have the right (for a reasonable period of time prior to the effective date of such Change of Control transaction) to exercise his or her option in full (notwithstanding that such option may not otherwise have fully vested under the terms of the applicable option agreement); provided, however, if the Company and the other party to the Change of Control transaction agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of exerciseability shall not occur to the extent that the Company’s independent public accounts and such other party’s independent public accounts separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

            (b)  For purposes of this section 13, the term “Change in Control” shall mean any of the following: (i) the sale, transfer or other disposition by the Company of all or substantially all of its assets for cash or property or for a combination of cash and property, or (ii) a merger, consolidation, reorganization or other corporate transaction (other than a public offering in the Company’s securities) involving the Company occurs and persons who were not shareholders of the Company immediately prior to such merger, consolidation, reorganization or other corporate transaction own, immediately after such merger, consolidation, reorganization or other corporate transaction, 50% or more of the voting power of the outstanding securities of (A) the continuing or surviving entity, or (B) any parent corporation of such continuing or surviving entity.

     14. Ten Percent Shareholder Rule.

     Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of section 424(d) of the Code) shares of common stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (within the meaning of section 424(e) or 424(f) of the Code), if any, then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of section 422(c)(7) of the Code, the option price shall be not less than 110% of the fair market value of the common stock of the Company determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

     15. Non-Transferability.

     No option granted under the Plan shall be transferable by an optionee, otherwise than by will or the laws of descent or distribution. During the lifetime of an optionee the option shall be exercisable only by such optionee.

     16. Dilution or Other Adjustments.

     If there shall be any change in the shares of the Company’s common stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options and awards shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares and the price per share subject to outstanding options, in order to prevent dilution or enlargement of option or award rights.

     17. Amendment or Discontinuance of Plan.

     The Board of Directors may amend or discontinue the Plan at any time. However, no amendment of the Plan shall, without shareholder approval: (i) increase the maximum number of shares under the Plan as provided in section 2, (ii) decrease the minimum option price provided in section 5, (iii) extend the maximum option term under section 6, or (iv) materially modify the eligibility requirements for participation in the Plan. Except as otherwise provided in section 13, the Board of Directors shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

     18. Time of Granting.

     Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the shareholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option), shall constitute the granting of an option hereunder.

     19. No Guaranty of Employment.

     Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate any employee’s employment at any time.

     20. Effective Date and Termination of Plan.

            (a)  The Plan was approved by the Board of Directors as of October 1, 2001, and shall be approved by the shareholders of the Company within twelve (12) months thereof.

            (b)  Unless the Plan shall have been discontinued as provided in section 17, the Plan shall terminate September 30, 2011. No option or award may be granted under the Plan after such termination, but termination of the Plan shall not, without the consent of the optionee or award recipient, alter or impair any rights or obligations under any option or award theretofore granted and the provisions of the Plan shall still be applicable to such each such option or award.